UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 6, 2012

COVENANT BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

000-53989
(Commission File Number)

Illinois	80-0092089
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

7306 West Madison Street
Forest Park, Illinois 60130
(Address of Principal Executive Offices)

(773) 533-6900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ ☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On November 6, 2012, Covenant Bank (the “Bank”), the wholly owned subsidiary of Covenant Bancshares, Inc. (the “Company”), was notified by the Federal Deposit Insurance Corporation (the “FDIC”) that the Bank falls within the “significantly undercapitalized” capital category. In addition, the Bank was issued a Supervisory Prompt Corrective Action Directive (“PCA”) by the FDIC. The PCA provides that the Bank, in conjunction with the Company, must increase its capital to a level sufficient to restore the Bank to at least an “adequately capitalized” level as defined in the FDIC regulations or accept an offer to be acquired by a depository institution holding company or to combine with another insured depository institution.  The Company continues to explore various strategic alternatives, including a recapitalization by third parties that would result in a change in control.  A recapitalization would most probably result in a substantial dilution to the Company’s current stockholders and could adversely affect the value of the Company’s common stock.  The Company can give no guarantee that it will be able to comply with the PCA.  If the Bank is unable to satisfy the requirements of the PCA, then the FDIC has authority to take additional regulatory action against the Bank.

The Bank continues to be subject to the Consent Order entered into with the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation on June 6, 2011, pursuant to which, among other things, the Bank agreed to achieve and maintain a Tier 1 leverage capital ratio of at least 9% and a total risk-based capital ratio of at least 13%. As of September 30, 2012, the Bank’s Tier 1 leverage capital ratio was 0.95% and the total risk-based capital ratio was 2.79%.

Previously, the FDIC had notified the Bank that it was “critically undercapitalized.”  On November 2, 2012 and November 5, 2012, the Company injected capital in the amounts of $750,000 and $25,000, respectively, into the Bank. With the capital infusions, as of November 5, 2012, the Bank’s Tier 1 leverage capital ratio was 2.05% and the total risk-based capital ratio was 4.52%. With this capital infusion, the Bank moved from “critically undercapitalized” to “significantly undercapitalized.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COVENANT BANCSHARES, INC.
Date: November 14, 2012	By: /s/Herman L. Davis Herman L. Davis Sr. Vice President, CFO, Secretary and Treasurer